Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Cynosure, Inc. 2005 Stock Incentive Plan of our reports dated March 12, 2009, with respect to the consolidated financial statements of Cynosure, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Cynosure, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 27, 2010